SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the registrant  [x]
Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement
[x] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              L. LURIA & SON, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                              L. LURIA & SON, INC.
                  -------------------------------------------
                  (Name of Persons(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[x] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transactions apply:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 -11:

    (4) Proposed maximum aggregate value of transaction:

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, schedule or registration statement no.:

    (3) Filing party:

    (4) Date filed:

                              L. LURIA & SON, INC.
                             5770 Miami Lakes Drive
                           Miami Lakes, Florida 33014

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 6, 1996
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of L. Luria & Son, Inc. (the 'Company') will be held at the Wimbledon Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, on June 6, 1996 at 9:00 A.M., local time, for the following purposes:

        1. To elect two Directors of the Company, both of whom will be elected by the holders of Class B Stock, to serve until the annual meeting of shareholders to be held in 1999, and until their respective successors are duly elected and qualified;

        2. To consider and vote upon a proposal to ratify the Company's 1996 Stock Option Plan;

        3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the current fiscal year; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders are cordially invited to attend, although only shareholders of record at the close of business on April 8, 1996 will be entitled to vote at the meeting or any adjournment thereof.

                                          NANCY LURIA-COHEN
                                          SECRETARY

Miami Lakes, Florida
May 3, 1996

     A FORM OF PROXY AND THE ANNUAL REPORT OF L. LURIA & SON, INC. FOR THE FISCAL YEAR ENDED FEBRUARY 3, 1996 ARE ENCLOSED. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PAID ENVELOPE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN THE EVENT YOU ATTEND THE MEETING.

                              L. LURIA & SON, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 6, 1996

                            ------------------------

                                PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of L. Luria & Son, Inc. (the 'Company'), to be voted at the 1996 Annual Meeting of Shareholders of the Company (the 'Meeting') to be held at 9:00 A.M., local time, June 6, 1996 at the Wimbledon Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, for the purposes set forth in the preceding notice.

     You may revoke your proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications, (i) FOR the nominees for Director designated by the Directors, (ii) FOR the proposal to ratify the adoption of the 1996 Stock Option Plan, and (iii) FOR the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors. The Board of Directors of the Company has fixed the close of business on April 8, 1996, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and at any adjournment thereof.

     The complete mailing address of the Company's principal executive offices is 5770 Miami Lakes Drive, Miami Lakes, Florida 33014. The approximate date on which this proxy statement and the form of proxy were first sent or given to the shareholders of the Company was May 3, 1996.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Only the holders of shares of common stock, $.01 par value per share ('Common Stock'), and Class B stock, $.01 par value per share ('Class B Stock'), at the close of business on April 8, 1996 are entitled to vote at the Meeting. At the close of business on April 8, 1996, there were 4,082,986 shares of Common Stock outstanding. In addition, on such date there were 1,340,528 shares of Class B Stock outstanding. Except for the election of Directors where Common Stock and Class B Stock each vote as a separate class, holders of record of Common Stock will be entitled to one vote for each share held and holders of record of Class B Stock will be entitled to ten votes for each share held, on all matters presented at the Meeting. Therefore, the holders of Class B Stock are entitled to approximately 77% of the votes on all matters other than the election of Directors. The presence in person or by proxy of a majority of the shares entitled to vote at the Meeting shall constitute a quorum at the Meeting, except for matters which require a separate class vote, such as the election of Directors. A majority of the shares of Class B Stock shall constitute a quorum for the election of each of the Directors representing holders of Class B Stock. The nominees receiving the greatest number of votes of Class B Stock present or represented at the Meeting voting separately as a class shall be elected as Directors. The affirmative vote of a plurality of votes cast by the shares of Common Stock and Class B Stock present or represented at the Meeting and voting together is required for approval of the proposal to ratify the Company's 1996 Stock Option Plan and of the proposal to ratify the appointment of Deloitte and Touche LLP as independent auditors for the current fiscal year. Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes 'for' or 'against' any matter. The inspector of elections will treat shares referred to as 'broker or nominee non-votes' (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefor would not be considered by the inspectors when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). If less than a majority of the outstanding shares of Common Stock are represented at the Meeting, a majority of the shares so represented may adjourn the Meeting from time to time without further notice.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 8, 1996 the number of shares of Common Stock and Class B Stock of the Company which were owned beneficially by
(i) each person who is known by the Company to own beneficially more than 5% of its Common Stock or Class B Stock, (ii) each Director and nominee for Director,
(iii) each of the named executive officers listed in the Summary Compensation Table (see 'Executive Compensation') and (iv) the officers and Directors of the Company as a group:

                                                                                               COMBINED VOTING
                                                                                                   POWER OF
            NAME AND ADDRESS OF                NUMBER AND (PERCENT)    NUMBER AND (PERCENT)    COMMON STOCK AND
            BENEFICIAL OWNER(1)                    COMMON STOCK            CLASS B STOCK        CLASS B STOCK
- --------------------------------------------   ---------------------   ---------------------   ----------------
Leonard Luria(2)(3).........................     1,050        (*)        419,800     (31.2%)         23.9%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Peter P. Luria(4)(5)(6).....................   226,590        (5.6%)     290,000     (21.5%)         17.8%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Nancy Luria-Cohen(5)(7)(8)(9)...............    15,929        (*)        280,048     (20.8%)         16.1%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Henry S. Luria(5)(7)(10)(11)................       704        (*)        168,054     (12.5%)          9.6%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

                                                                                               COMBINED VOTING
                                                                                                   POWER OF
            NAME AND ADDRESS OF                NUMBER AND (PERCENT)    NUMBER AND (PERCENT)    COMMON STOCK AND
            BENEFICIAL OWNER(1)                    COMMON STOCK            CLASS B STOCK        CLASS B STOCK
- --------------------------------------------   ---------------------   ---------------------   ----------------
Gloria Luria(11)(12)........................        20        (*)        227,457     (16.9%)           13%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Edwin D. Marks(12)..........................    17,311        (*)        127,457      (9.5%)          7.4%
182 Fairchild Avenue
Plainview, New York 11803

Sydney A. Luria, Esq.(13)...................    23,425        (*)            -0-        (0%)           (*)
Carb, Luria, Glassner, Cook & Kufeld
529 Fifth Avenue
New York, New York 10017

Harry J. Diven, Jr.(14).....................     5,333        (*)            -0-        (0%)           (*)
315 West 70th Street
New York, New York 10023

Gerald Nathanson(15)........................   400,000        (9.8%)         -0-        (0%)          2.3%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Jorgen Petersen.............................       -0-          (0%)         -0-        (0%)            0%
Swoboda International
Manufacturing Co., Inc.
330 5th Avenue
New York, New York 10001

Jeremy R. Serwer(16)........................     2,000        (*)            -0-        (0%)           (*)
The Serwer Company
133 Laurel Drive
Needham, Massachusetts 02192

Cynthia Cohen Turk(17)......................     2,000        (*)            -0-        (0%)           (*)
MARKETPLACE 2000
1001 South Bayshore Drive
Miami, Florida 33131

Craig Kurlander.............................       -0-          (0%)         -0-        (0%)          (0%)
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

Richard Loebl...............................       -0-        (0%)           -0-        (0%)            0%
5770 Miami Lakes Drive
Miami Lakes, Florida 33014

                                                                                               COMBINED VOTING
                                                                                                   POWER OF
            NAME AND ADDRESS OF                NUMBER AND (PERCENT)    NUMBER AND (PERCENT)    COMMON STOCK AND
            BENEFICIAL OWNER(1)                    COMMON STOCK            CLASS B STOCK        CLASS B STOCK
- --------------------------------------------   ---------------------   ---------------------   ----------------
Franklin Resources, Inc.(18)................   438,630       (10.8%)         -0-        (0%)          2.5%
777 Mariners Island Blvd.
San Mateo, California 94404

Dimensional Fund Advisors,
Inc.(18)(19)................................   339,837        (8.3%)         -0-        (0%)          1.9%
1299 Ocean Avenue
Santa Monica, California 90401

Tweedy, Browne Company L.P.(20).............   331,315        (8.1%)         -0-        (0%)          1.9%
52 Vanderbilt Avenue
New York, New York 10017

FMR Corp.(18)...............................   230,000        (5.6%)         -0-        (0%)          1.3%
82 Devonshire Street
Boston, Massachusetts 02109

All Directors and officers as a group
(15 persons(4)(7)(8)(9)
(12)(13)(14)(15)(16)(17) )..................   718,638       (17.6%)   1,117,305     (83.0%)         67.8%

- ------------------------
 (*) Less than 1%.

 (1) All shares are owned directly unless otherwise indicated. Does not include Common Stock vested under the Company's Tax Deferred Savings Plan.

 (2) Does not include shares shown in the above tables as being owned by Leonard Luria's wife, Gloria Luria, or his three adult children, Peter and Henry Luria and Nancy Luria-Cohen, as to all of which shares Mr. Luria, an officer and Director of the Company, disclaims beneficial ownership.

 (3) Does not include such person's contingent beneficial ownership of 29,000 shares of Class B Stock held by the trust referred to in Note (6).

 (4) Includes 280,048 shares of Class B Stock beneficially owned by Peter Luria under a revocable trust created in 1995. Includes 225,000 shares of Common Stock subject to presently exercisable stock options.

 (5) Does not include such person's contingent beneficial ownership of 127,457 shares of Class B Stock held by the trust referred to in Note (12).

 (6) Does not include such person's contingent beneficial ownership of 29,000 shares and 28,954 shares of Class B Stock held by the trusts referred to in Notes (7) and (8), respectively, as to which shares Peter Luria, an officer and Director of the Company, disclaims beneficial ownership.

 (7) Includes 29,000 shares of Class B Stock beneficially owned by Nancy Luria-Cohen, an officer of the Company, and Henry S. Luria as Co-Trustees under an irrevocable intervivos trust created in 1990 by Leonard Luria for the benefit of Leonard Luria as income beneficiary and Peter Luria as contingent remainderman.

 (8) Includes 28,954 shares of Class B Stock beneficially owned by Nancy Luria-Cohen, an officer of the Company, and Henry S. Luria as Co-Trustees under an irrevocable intervivos trust created in 1990 by Gloria Luria for the benefit of Gloria Luria as income beneficiary and Peter Luria as contingent remainderman.

 (9) Includes 13,325 shares of Common Stock subject to presently exercisable stock options, but does not include 1,800 shares of Common Stock owned by Dan Cohen, the husband of Nancy Luria-Cohen, an officer of the Company, as to which shares Ms. Luria-Cohen disclaims beneficial ownership.

(10) Does not include 1,800 shares of Class B Stock owned by Corinne Luria, the wife of Henry S. Luria, as to which shares Henry S. Luria disclaims beneficial ownership.

(11) Does not include such person's contingent beneficial ownership of 28,954 shares of Class B Stock held by the trust referred to in Note (8).

(12) Includes 127,457 shares of Class B Stock beneficially owned by Gloria Luria, an officer of the Company, and Edwin D. Marks, a Director of the Company, as Co-Trustees under an irrevocable intervivos trust created in 1972 by Leonard Luria for the benefit of Gloria Luria. Peter and Henry Luria and Nancy Luria-Cohen are contingent beneficiaries of the Trust and therefore may be deemed to be beneficial owners of the shares held by the Trust and includes 2,000 shares of Common Stock subject to presently exercisable stock options.

(13) Includes 21,425 shares of Common Stock beneficially owned by Sydney A. Luria, a Director of the Company, and Paula Caplan and Phillip Luria as Trustees under a Trust created pursuant to the will of Lucille Luria. Includes 2,000 shares of Common Stock subject to presently exercisable stock options.

(14) Includes 5,333 shares of Common Stock subject to presently exercisable stock options.

(15) Includes 400,000 shares of Common Stock subject to presently exercisable stock options.

(16) Includes 2,000 shares of Common Stock subject to presently exercisable stock options.

(17) Does not include 200 shares of Common Stock owned by Harry Turk, the husband of Cynthia Cohen Turk, a Director of the Company, as to which shares Ms. Turk disclaims beneficial ownership. Includes 2,000 shares of Common Stock subject to presently exercisable stock options.

(18) Based upon most recent Schedule 13G filing.

(19) Dimensional Fund Advisors, Inc. ('Dimensional'), a registered investment advisor, is deemed to have beneficial ownership of 339,837 shares of Common Stock of the Company as of December 31, 1995, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disdains beneficial ownership of all such shares.

(20) Based upon most recent Schedule 13D filing.

                             ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes. Generally each class is elected every third year. Directors who are voted into a class during the term of the class may serve less than a three year term. Furthermore, the Articles of Incorporation of the Company require that at least 25% of the Directors of the Company must be elected by holders of Common Stock, with the balance of the Directors of the Company elected by the holders of Class B Stock.

     Of the two Directors to be elected, both are to be elected by the holders of the outstanding Class B Stock. The persons named in the enclosed proxy will vote shares of Class B Stock for the election of the nominees named below to represent holders of Class B Stock, unless such proxy directs otherwise. The nominees named below to represent holders of Class B Stock (Leonard Luria and Edwin Marks) will serve until the annual meeting of shareholders to be held in 1999 and until their respective successors are duly elected and qualified. The Board of Directors does not expect that any of the nominees named in this proxy will be unable to stand for election, but, in the event that vacancies in the slate of nominees should occur unexpectedly, the shares represented by the proxies will be voted for substitutes chosen by the Board of Directors. No nominee has been selected at this time to fill the position of Director representing holders of Common Stock that will result from the expiration of the term of Ms. Cynthia Cohen Turk; however, pursuant to the Company's bylaws, the Board may increase its size to nine and fill the position at any time during the year.

DIRECTORS AND NOMINEES

     The following table sets forth certain information with respect to each Director and nominee for election to the Board of Directors of the Company:


NAME                            DIRECTOR SINCE CURRENT TERM EXPIRES
- ----                            -------------- --------------------
  NOMINEES FOR DIRECTOR REPRESENTING HOLDERS OF THE CLASS B STOCK
Leonard Luria(1)(2)(3)(4)(5)         1961       1996 Annual Meeting
Edwin D. Marks                       1972       1996 Annual Meeting

        DIRECTORS REPRESENTING HOLDERS OF THE COMMON STOCK
Cynthia Cohen Turk                   1992       1996 Annual Meeting
Sydney A. Luria(2)                   1972       1997 Annual Meeting
Harry J. Diven, Jr.                  1983       1998 Annual Meeting

        DIRECTORS REPRESENTING HOLDERS OF THE CLASS B STOCK
Peter P. Luria(1)(2)(3)(4)(5)        1978       1998 Annual Meeting
Gerald Nathanson(5)                  1996       1998 Annual Meeting
Jorgen Petersen                      1991       1997 Annual Meeting
Jeremy R. Serwer(2)(3)               1992       1997 Annual Meeting

- ------------------------
(1) Peter P. Luria is the son of Leonard Luria.
(2) Sydney A. Luria is Leonard Luria and Jeremy Serwer's uncle and Peter Luria's great uncle.
(3) Jeremy Serwer is Leonard Luria and Peter Luria's cousin.
(4) May be deemed to be a control person of the Company by virtue of his stock ownership. See 'Security Ownership of Certain Beneficial Owners and Management.'
(5) Member of Executive Committee of the Board of Directors.

COMMITTEES

     The principal standing committees of the Board of Directors include the following:

     AUDIT COMMITTEE. The Audit Committee was established by the Board of Directors in March 1981 and is currently comprised of Harry J. Diven, Jr. (Chairman), Sydney A. Luria and Cynthia Cohen Turk. The Audit Committee meets with management regarding the internal controls of the Company and the objectivity of its financial reporting. The Committee also meets with the Company's independent auditors and with appropriate Company financial personnel concerning these matters. Other functions of the Audit Committee include recommending to the Directors the appointment of the independent auditors and reviewing the Company's audited financial statements and the auditors' report thereon with the auditors and the Company's management. The Audit Committee met three times during the fiscal year ended February 3, 1996.

     COMPENSATION AND STOCK OPTION COMMITTEE. The Compensation and Stock Option Committee was established by the Board of Directors in June 1993 and combines the functions of the Compensation Committee and the Stock Option Committee, each of which was originally established in March 1981. The Compensation and Stock Option Committee is currently comprised of Jeremy Serwer (Chairman), Cynthia Cohen Turk, Edwin D. Marks and Jorgen Petersen. The Compensation and Stock Option Committee's responsibilities consist of recommending, reviewing and approving the salary and fringe benefits policies of the Company, reviewing compensation policies for Directors and reviewing and approving the compensation of officers of the Company. The Compensation and Stock Option Committee also recommends and approves stock awards and option grants under the Company's employee benefit plans, including the 1992 Stock Option Plan and the 1996 Stock Option Plan, and recommends amendments to such plans, subject to approval by the Board of Directors. The Compensation and Stock Option Committee met three times during the fiscal year ended February 3, 1996. The Compensation and Stock Option Committee also took action by unanimous written consent during the year.

     NOMINATING COMMITTEE. The Nominating Committee was established by the Board of Directors in June 1993 and is currently comprised of Peter P. Luria (Chairman), Harry J. Diven, Jr. and Leonard Luria. The Nominating Committee considers and recommends to the Board of Directors a slate of nominees for election as directors of the Company at the annual meeting of the Company's stockholders and, when vacancies occur, candidates for election by the Board of Directors. In addition, the Nominating Committee from time to time evaluates the size and composition of the Board of Directors and makes recommendations to the Board of Directors with respect thereto. Although the Nominating Committee does not solicit suggestions for nominees, the committee will consider nominees recommended by security holders if such recommendations are accompanied by biographical data and sent to the Company's Secretary. The Nominating Committee did not meet in fiscal 1996.

ADDITIONAL INFORMATION CONCERNING DIRECTORS

     Each Director who is neither an officer nor employee of the Company receives a fee of $5,000 per year. In addition, such Directors are reimbursed for attendance at meetings in an amount of $1,500 per meeting ($500 if attendance by telephone) and, if not held in connection with a meeting of the Board, $500 for attendance at committee meetings. The directors also are reimbursed for out-of-pocket expenses incurred by them in attending Board or committee meetings. Harry J. Diven, Jr., the Chairman of the Audit Committee, receives an additional $1,000 per quarter as reimbursement for quarterly visits to the Company. Pursuant to the 1993 Directors' Stock Option Plan, non-employee directors are granted options to purchase 1,000 shares of Common Stock, after each annual meeting of the Company, provided that the Company recognized a net profit during the preceding fiscal year.

     The Board of Directors of the Company held a total of six meetings during the fiscal year ended February 3, 1996. The Board of Directors also took action by unanimous written consent during the year. Each Director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of the committees on which they serve except Jeremy Serwer and Jorgen Petersen who were unable to attend two of the Board meetings and one meeting of the committee on which each of them served.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

NAME                    AGE                   POSITION
- ----                    ---                   --------
Leonard Luria            72  Chairman of the Board
Gerald Nathanson         59  Chief Executive Officer and Director
Peter P. Luria           44  President, Treasurer and Director
Craig Kurlander          50  Executive Vice President--Store Operations
Thomas A. Floerchinger   51  Senior Vice President--Finance
Stephen L. Higgins       47  Senior Vice President--General Merchandise
Richard Loebl            45  Senior Vice President--Jewelry Merchandise
Ron Angelo               49  Vice President--MIS
Nancy Luria-Cohen        39  Vice President--General Counsel and Secretary
Cynthia Cohen Turk       43  Director
Harry J. Diven, Jr.      71  Director
Sydney A. Luria          88  Director
Edwin D. Marks           73  Director
Jorgen Petersen          56  Director
Jeremy Serwer            47  Director

     LEONARD LURIA has been employed by the Company for 44 years and serves as the Company's Chairman of the Board. Until January 1996, Mr. Luria also served as Chief Executive Officer of the Company.

     GERALD NATHANSON joined the Company as Chief Executive Officer in January 1996. Prior to joining the Company he was a private investor from 1989. Formerly Mr. Nathanson was the Chief Executive Officer of Pay N Save from 1987-1989 and prior to that time he was the Chief Executive Officer of Jefferson Ward from 1982. Mr. Nathanson also is a director of PSS, Inc., a publicly-traded company.

     PETER P. LURIA, a son of Leonard Luria, has been employed by the Company since 1974 in various capacities at the store, merchandising and management levels. He was named President of the Company in 1989.

     CRAIG KURLANDER has been employed by the Company since February 1995. Mr. Kurlander became Executive Vice President--Store Operations in 1995. Previously, Mr. Kurlander was Senior Vice President--Stores for Kay-Bee Toys, a division of Melville Corporation for four years and before that was Senior Vice President--Stores for Zayre Corp.

     THOMAS A. FLOERCHINGER joined the Company in October 1995. Prior to joining the Company, Mr. Floerchinger was President of Digital Impact. From May 1994 until September 1994, Mr. Floerchinger served as Chief Operating Officer of Absolute Entertainment, Inc. and from 1992 until May 1994 served as a consultant and Chief Financial Officer at Sound Advice, Inc. From November 1991 until March 1992, Mr. Floerchinger was Chief Financial Officer of Intellicall, Inc.

     STEPHEN L. HIGGINS joined the Company in February 1996. Prior to joining the Company, Mr. Higgins was President and Chief Executive Officer of Everything Organized, Inc., a regional specialty retailer in Atlanta, Georgia since September 1994, and was President and Chief Operating Officer of Tuesday Morning, Inc., a national specialty retailer in Dallas, Texas for seven years prior to that time.

     RICHARD LOEBL has been employed by the Company since February 1995 as Senior Vice President-- Jewelry Merchandise. Previously, Mr. Loebl was Senior Vice President with Finlay's Fine Jewelry for eleven years.

     RON ANGELO joined the Company as Vice President--MIS in August, 1995. Prior to that time Mr. Angelo was the Director of MIS for Clothestime, Inc. for more than five years.

     NANCY LURIA-COHEN, daughter of Leonard Luria, has been employed by the Company since 1988 as General Counsel and became Vice President in 1991.

     CYNTHIA COHEN TURK is the President of MARKETPLACE 2000, a consulting firm providing marketing strategy, product positioning and profit improvement services since 1990. Ms. Cohen Turk was formerly a partner of Deloitte & Touche. She is also a director of Office Depot, One Price Clothing Stores, Inc., Loehmann's, Inc. and Spec's Music Stores, Inc., all publicly-traded companies. Ms. Cohen Turk's term as a Director expires in June 1996.

     HARRY J. DIVEN, JR. has been a Certified Public Accountant, private investor and financial consultant since 1979.

     SYDNEY A. LURIA, the uncle of Leonard Luria and Jeremy Serwer and the great uncle of Peter Luria and Nancy Luria-Cohen, has been a Senior Partner in the New York City law firm of Carb, Luria, Glassner, Cook & Kufield since 1963.

     EDWIN D. MARKS has been the President and Chief Executive Officer of Sunrise Oil Company, Inc., distributor of fuel oil, since 1948.

     JORGEN PETERSEN has been President of Swoboda International Manufacturing Co., Inc., an importer of handbags and luggage since 1981. Formerly, Mr. Petersen was the President of the United States division of Consumers Distribution Ltd., Inc., a Canadian based catalog showroom retailer.

     JEREMY SERWER, a cousin of Leonard Luria, Peter Luria and Nancy Luria-Cohen and a nephew of Sydney Luria, became the President of The Serwer Company, a consulting company to retailers and developers on leasing matters in February 1993. Prior to that, Mr. Serwer was the President of Factory Merchants Malls, Inc., and Executive Vice President of its parent, Angeles Corporation from September 1991 until December 1992. Prior to that, Mr. Serwer served as Vice President and General Manager, Retail Stores Division, of The William Carter Company from April 1982.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth compensation awarded to, earned by or paid to each of the Company's Chief Executive Officer and the four most highly compensated executive officers during fiscal 1996 other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 1996. Information with respect to salary, bonus, other annual compensation, options and LTIP Payouts is included for the 1994, 1995 and 1996 fiscal years for the officers who were here during those years. The Company has not granted any stock appreciation rights, nor paid compensation that would qualify as 'All Other Compensation.'
                           SUMMARY COMPENSATION TABLE

                                                   ANNUAL COMPENSATION                           LONG-TERM COMPENSATION
                                           ------------------------------------    --------------------------------------
                                                                                                  AWARDS       PAYOUTS
                                                                   OTHER ANNUAL    RESTRICTED     -------    ------------
                                            SALARY      BONUS      COMPENSATION        STOCK      OPTIONS    LTIP PAYOUTS
NAME AND PRINCIPAL POSITION FISCAL YEAR      ($)        ($)(1)         ($)(2)      AWARD(S)($)      (#)          ($)
- --------------------------- -----------    --------    --------    ------------    -----------    -------    ------------
LEONARD LURIA                   1996       $344,223    $  --       $    1,746      $      --        --       $      --
Chairman of the                 1995        339,423       --            2,310             --        --              --
Board                           1994        400,000       --            2,249             --        --              --

GERALD NATHANSON(3)             1996       $ 23,077    $200,000    $       --      $      --      400,000    $      --
Chief Executive                 1995          --          --               --             --        --              --
Officer                         1994          --          --               --             --        --              --

PETER P. LURIA                  1996       $301,930    $  --       $    4,254      $      --       50,000    $      --
President                       1995        300,000       --            4,443             --       50,000           --
                                1994        282,692      75,000         2,249             --        --              --

CRAIG KURLANDER(4)              1996       $196,154    $  --       $    5,000      $  22,500(5)    30,000    $      --
Executive Vice                  1995          --          --               --             --        --              --
President                       1994          --          --               --             --        --              --

RICHARD LOEBL(6)                1996       $170,769    $  --       $       --      $      --       15,000    $      --
Senior Vice Present             1995          --          --               --             --        --              --
                                1994          --          --               --             --        --              --

- ------------------------
(1) Reflects bonus earned in the fiscal year.

(2) Represents the Company's matching contributions to the Tax Deferred Savings Plan in equivalent shares of Common Stock. Does not include the dollar value of personal benefits, such as the cost of automobiles and health insurance, the aggregate value of which for each named executive officer was less than 10% of such executive officer's salary and bonus.

(3) Mr. Nathanson's employment with the Company commenced in January 1996.

(4) Mr. Kurlander's employment with the Company commenced in February 1995.

(5) Reflects the award of 5,000 shares of Common Stock under the Company's Stock Bonus Plan. The value of the 5,000 shares is based on the closing price of $4.50 of the Company's Common Stock on February 3, 1996.

(6) Mr. Loebl's employment with the Company commenced in February 1995.

OPTION GRANTS TABLE

     The following table sets forth certain information concerning grants of stock options made during the 1996 fiscal year to the named executive officers. All stock options granted to such persons during the 1996 fiscal year were granted pursuant to the Company's 1992 Stock Option Plan except for the grant to Gerald Nathanson which was granted pursuant to the Company's 1996 Stock Option Plan.
                    OPTION GRANTS DURING 1996 FISCAL YEAR(1)

                                                                                                            POTENTIAL
                                                                                                         REALIZABLE VALUE
                                                                                                           AT ASSUMED
                                                    INDIVIDUAL GRANTS                                     ANNUAL RATE
                      ----------------------------------------------------------------------------       OF STOCK PRICE
                      NUMBER OF SECURITIES                                                                APPRECIATION
                         UNDERLYING            % OF TOTAL OPTIONS                                       FOR OPTION TERM(3)
                      OPTIONS GRANTED         GRANTED TO EMPLOYEES    EXERCISE PRICE    EXPIRATION    ----------------------
NAME                        (#)               IN FISCAL YEAR 1996(2)   PER SHARE             DATE      5%($)        10%($)
- ----                  --------------------    --------------------    --------------    ----------    --------    ----------
Leonard Luria                      0                   0.0%           $     0.00              N/A     $      0    $        0

Gerald Nathanson             400,000                  69.9                 5.125           1/2/06      872,000     2,590,000

Peter P. Luria                50,000                   8.7                 6.125          4/21/05       27,000       186,000

Craig Kurlander               15,000                   2.6                 8.125           2/6/00            0             0
                              15,000                   2.6                  6.50           6/5/00            0         5,000

Richard Loebl                 15,000                   2.6                 7.625          2/27/00            0             0

- ------------------------
(1) No stock appreciation rights were granted.

(2) Does not include options granted during the fiscal year which expired prior to the end of the fiscal year.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions providing for termination of the option following termination of employment, nontransferability or vesting or the potential exercise of options and sale of the underlying shares prior to expiration of the term. The calculations are not intended to forecast possible future appreciation, if any, of the market price of the Common Stock.

AGGREGATED FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth certain information concerning the exercise of stock options and unexercised stock options held by the named executive officers as of the end of the 1996 fiscal year. No stock appreciation rights have been granted or are outstanding.

           OPTION EXERCISES AND OPTION VALUES DURING 1996 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                             NUMBER OF                VALUE OF UNEXERCISED
                                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                                             AT 1996                        AT 1996
                                                                         FISCAL YEAR END                FISCAL YEAR END
                             SHARES ACQUIRED                                  (#)                           ($)(1)
                              ON EXERCISE       VALUE REALIZED    ----------------------------    ----------------------------
NAME                             (#)                 ($)          EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----                         ---------------    --------------    -----------    -------------    -----------    -------------
Leonard Luria                       0           $     0.00                0               0       $     0        $      0

Gerald Nathanson                    0                 0.00          400,000               0             0               0

Peter P. Luria                      0                 0.00          225,000               0             0               0

Craig Kurlander                     0                 0.00                0          30,000             0               0

Richard Loebl                       0                 0.00                0          15,000             0               0

- ------------------------
(1) The closing price for the Company's Common Stock as reported by the New York Stock Exchange on February 3, 1996 was $4.50. All options shown on this table have an exercise price in excess of $4.50.

EMPLOYMENT CONTRACTS

     Effective January 2, 1996, the Company entered into an employment agreement with Gerald Nathanson, with an initial term expiring April 30, 1998. The employment agreement provides for Mr. Nathanson's employment as Chief Executive Officer at a base salary of $300,000 per year, plus discretionary bonuses if approved by the Board of Directors. Mr. Nathanson was paid a $200,000 signing bonus and was granted options to purchase 400,000 shares of Common Stock on the effective date of the agreement (the 'Options'). The employment agreement also provides that Mr. Nathanson is eligible to receive a bonus (the 'Trigger Bonus') if the shareholders of the Company approve (i) a merger or consolidation in which the Company does not survive, or (ii) the sale of all or substantially all of the assets of the Company (in each case, a 'Trigger Event'). The Trigger Bonus will be $1 million if the Trigger Event occurs in calendar year 1996, and $2 million if the Trigger Event occurs in calendar year 1997. The Trigger Bonus is subject to reduction for gains realized or that could be realized upon the exercise of the Options.

                      CERTAIN TRANSACTIONS WITH MANAGEMENT

     During the fiscal year ended February 3, 1996, the Company leased its store facility at 980 S.W. 1st Street, Miami, Florida, from a partnership in which Leonard Luria, an officer, Director and principal shareholder of the Company, has a 60% interest. During the fiscal year ended February 3, 1996, the Company paid basic rent under the lease of $87,405. In addition, the Company is obligated to pay real estate taxes, assessments and other governmental charges and insurance in connection with the leased premises.

     During the fiscal year ended February 3, 1996, the Company leased its store facility located at 6411 Taft Street, Hollywood, Florida, from a partnership in which Gloria Luria, an officer and principal shareholder of the Company, has a 70% interest. During the fiscal year ended February 3, 1996, the Company paid basic rent under the leases of $117,102. In addition, the Company is obligated to pay real estate taxes, assessments and other governmental charges and insurance in connection with the leased premises.

     The Company believes that the rent charged and to be charged under each lease described above is at a rate that is comparable to that paid under leases of similar properties in the same general location as the properties described and that the terms of each such lease are at least as favorable to the Company as could be obtained from an unaffiliated party.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the 'SEC') initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during the fiscal year ended February 3, 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that one report was filed late by Thomas Floerchinger.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation program for executive officers is administered by the Compensation and Stock Option Committee (the 'Committee') of the Board of Directors, which is composed of Jeremy Serwer, Cynthia Cohen Turk, Edwin D. Marks and Jorgen Petersen. Compensation of executive officers of the Company, other than the Chairman of the Board, the Chief Executive Officer and the President, is based upon recommendations made to the Committee by the Executive Committee. The Executive Committee currently consists of Leonard Luria, the Company's Chairman of the Board, Gerald Nathanson, the Company's Chief Executive Officer, and Peter P. Luria, the Company's President.

     The Committee focuses on (i) attracting and retaining key executive officers; (ii) individual and Company performance, both short-term and long-term; (iii) relating performance and responsibilities to compensation; and (iv) providing incentives to management based upon performance. Benefits provided to management through stock option incentives are generally consistent with shareholder return. In reviewing Company performance the Committee gives primary consideration to sales and earnings and evaluates strategic planning and the Company's progress in that regard. The Committee also takes into consideration external economic factors that affect results of operations. The Committee's analysis of the foregoing factors is by nature subjective. The Committee strives to maintain compensation within the market range.

     Salaries of executive officers are based primarily upon position with the Company, the person's responsibilities and importance to the Company, agreements with the Company, performance and external comparisons. The general philosophy of the Committee with respect to compensation of the executive officers is to offer competitive compensation programs designed to attract and retain key executives critical to the long-term success of the Company. This analysis is also subjective. An executive officer's prior salary and history with the Company is also taken into consideration. In fiscal 1996, there were also several new executive officers whose salaries were negotiated as part of the hiring process.

     Leonard Luria, the Company's Chief Executive Officer through December 31, 1995, did not receive a bonus for fiscal 1996. Therefore, Leonard Luria's salary for fiscal 1996 represents all of his compensation. The Company has a formula for awarding a bonus to the President based upon the Company's profit before taxes. A bonus is awarded if such profit is equal to or greater than $5 million. The Committee provides bonuses to each of its executive officers based upon the Company's results of operations and such officer's performance. This determination is not subject to specific criteria. In determining bonuses, consideration is also given to existing salary levels. The Company relates bonuses to its long-term planning. In fiscal 1996 no cash bonuses were awarded to the executive officers except a cash bonus was given to Gerald Nathanson when he was hired by the Company. See 'Executive Compensation--Summary Compensation Table.'

     The Committee also relates a significant portion of executive officer compensation to long-term incentives in order to encourage long-term planning. The 1992 Stock Option Plan and the 1996 Stock Option Plan (being submitted to the shareholders for approval at this Annual Meeting) provide incentive to management through the award of stock options at the discretion of the Committee. The amount of options granted to any executive officer depends, to some extent, on position and salary level, individual performance, the executive's impact on the Company and the executive's perceived potential. Stock options that were granted in fiscal 1996 were granted to recognize individual performance or to provide additional incentive for the future. Options were granted to individuals with fewer or no options outstanding and as part of compensation packages to retain several new executive officers. In making a determination with respect to the size of these grants, the Committee primarily emphasized the perceived role of the individual in connection therewith or perceived future role in operations. Further emphasis was given to the individual's present or future role in strategic planning. The Committee also considered what amount of options would be necessary to provide adequate incentives to such executive officers. All of these factors are subjective. See 'Executive Compensation--Option Grants During the 1996 Fiscal Year.'

CYNTHIA COHEN TURK; EDWIN D. MARKS; JORGEN PETERSEN AND JEREMY SERWER

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total shareholder return on the Company's Common Stock over the last five fiscal years as compared to the returns of the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Stores-Composite Index. The graph assumes $100 was invested on January 30, 1991 in the Company's Common Stock, the Standard & Poor's Composite Index and the Standard & Poor's Retail Stores-Composite Index, and assumes reinvestment of dividends.

                                    [GRAPH]

                TOTAL SHAREHOLDER RETURNS--DIVIDENDS REINVESTED

                                                                        INDEXED RETURNS
                                                  -------------------------------------------------------------
                                                                          YEARS ENDING
                                                  -------------------------------------------------------------
COMPANY/INDEX                                     JAN 91     JAN 92     JAN 93     JAN 94     JAN 95     JAN 96
- -------------                                     ------     ------     ------     ------     ------     ------
LURIA (L.) & SON INC.                               100      117.02     178.72     234.04     119.15      74.47
S&P 500 INDEX                                       100      122.69     135.67     153.14     153.96     213.48
RETAIL STORES COMPOSITE                             100      139.73     166.79     160.75     148.85     160.50

            PROPOSAL TO RATIFY THE COMPANY'S 1996 STOCK OPTION PLAN

GENERAL

     In January 1996, the Company's Board of Directors adopted, subject to approval by the Company's shareholders, the Company's 1996 Stock Option Plan, which authorizes 500,000 shares for issuance upon exercise of stock options. The current text of the 1996 Stock Option Plan is attached hereto as Exhibit A. The material features of the 1996 Stock Option Plan are discussed below, but the description is subject to, and is qualified in its entirety by, the full text of the 1996 Stock Option Plan.

     The purpose of the 1996 Stock Option Plan is to provide additional incentives to attract and retain qualified and competent persons who provide management services and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons. In furtherance of this purpose, the 1996 Stock Option Plan authorizes (a) the granting of incentive or nonqualified stock options to purchase Common Stock to persons satisfying the description above,
(b) the provision of loans for the purpose of financing the exercise of options and the amount of taxes payable in connection therewith, and (c) the use of already owned Common Stock as payment of the exercise price for options granted under the 1996 Stock Option Plan (such provisions being at times referred to herein as the 'Stock Swap').

     Approval of the 1996 Stock Option Plan by the Company's shareholders is one of the conditions of Rule 16b-3, a rule promulgated by the Securities and Exchange Commission (the 'SEC') that provides an exemption from the operation of the 'short-swing profit' recovery provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), with respect to the acquisition of options, the use of the Stock Swap and certain transactions by officers and directors of the Company. Shareholder approval of the 1996 Stock Option Plan is also required in order for the 1996 Stock Option Plan to be eligible under the 'plan lender' exemption from the margin requirements of Regulation G promulgated under the Exchange Act.

     The 1996 Stock Option Plan is administered by a committee consisting of two or more directors designated by the Board of Directors (the 'Committee') or, if a Committee is not designated, by the Board of Directors. The Committee in its sole discretion determines the persons to be awarded options, the number of shares subject thereto and the exercise price and other terms thereof. In addition, the Committee has full power and authority to construe and interpret the 1996 Stock Option Plan, and the acts of the Committee are final, conclusive and binding upon all interest parties, including the Company, its shareholders, its officers and employees, recipients of grants under the 1996 Stock Option Plan and all persons or entities claiming by or through such persons. The Board has designated its Compensation and Stock Option Committee to administer the 1996 Stock Option Plan.

     Management of the Company believes that options will be granted primarily to those persons who possess a capacity to contribute significantly to the successful performance of the Company. Because persons to whom grants of options are to be made are to be determined from time to time by the Board of Directors or Committee in its discretion, it is impossible at this time to indicate the precise number, name or positions of persons who will receive options or the number of shares for which options will be granted to any such employee.

     An aggregate of 500,000 shares of Common Stock (subject to adjustment as discussed below) are reserved for sale upon exercise of options granted under the 1996 Stock Option Plan. The shares acquired upon exercise of options granted under the 1996 Stock Option Plan will be authorized and unissued shares of Common Stock. The Company's shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 1996 Stock Option Plan. If any option granted under the 1996 Stock Option Plan should expire or terminate for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the 1996 Stock Option Plan.

TERMS AND CONDITIONS

     All options granted under the 1996 Stock Option Plan must be evidenced by a written agreement between the Company and the grantee. Such agreement shall contain such terms and conditions, consistent with the 1996 Stock Option Plan, relating to the grant, the time or times of exercise and other terms of the options as the Committee shall prescribe.

     Under the 1996 Stock Option Plan, the option price per share for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. For purposes of the 1996 Stock Option Plan, and for so long as the Company's Common Stock is listed on the New York Stock Exchange ('NYSE'), the term 'fair market value' means the closing price of the Common Stock as reported on the NYSE on the business day immediately preceding the date of grant. On April 8, 1996, the closing price per share of Common Stock as reported on the NYSE was $4.75. The exercise price of an option may be paid in cash, by delivery of already owned shares of Common Stock having a fair market value equal to the exercise price, or by a combination of the foregoing. The 1996 Stock Option Plan also authorizes the Company to make loans to optionees to enable them to exercise their options. Such loans must (i) provide for recourse to the optionee, (ii) bear interest at a rate no less than the prime rate of interest of the Company's principal lender, and (iii) be secured by the shares of Common Stock purchased. Cash payments will be used by the Company for general corporate purposes. Payments made in Common Stock must be made by delivery of stock certificates in negotiable form.

     The use of already owned shares of Common Stock applies to payment for the exercise of an option in a single transaction and to the 'pyramiding' of already owned shares in successive, simultaneous option exercises. In general, pyramiding permits an option holder to start with as little as one share of Common Stock and exercise an entire option to the extent then exercisable (no matter what the number of shares subject thereto). By utilizing already owned shares of Common Stock, no cash (except for fractional share adjustments) is needed to exercise an option. Consequently, the optionee would receive Common Stock equal in value to the spread between the fair market value of the shares subject to the option and the exercise price of the option.

     No option granted under the 1996 Stock Option Plan is assignable or transferable, other than by will or by the laws of descent and distribution. During the lifetime of an optionee, an option is exercisable only by him. The expiration date of an option will be determined by the Committee at the time of the grant, but in no event will an option be exercisable after the expiration of 10 years from the date of grant. An option may be exercised at any time or from time to time or only after a period of time or in installments, as the

Committee determines. The Committee may in its sole discretion accelerate the date on which any option may be exercised.

     The unexercised portion of any option granted to an employee under the 1996 Stock Option Plan shall automatically be terminated (a) three months after the date on which the optionee's employment is terminated for any reason other than
(i) Cause (as defined in the 1996 Stock Option Plan), (ii) mental or physical disability, or (iii) death; (b) immediately upon the termination of the optionee's employment for Cause; (c) one year after the date on which the optionee's employment is terminated by reason of mental or physical disability, or (d) (i) one year after the date on which the optionee's employment is terminated by reason of the death of the employee, or (ii) three months after the date on which the optionee shall die if such death shall occur during the one year period following the termination of the optionee's employment by reason of mental or physical disability.

     To prevent dilution of the rights of a holder of an option, the 1996 Stock Option Plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options and the exercise price of outstanding options in the event of any subdivision or consolidation of shares, any stock dividend, recapitalization or other capital adjustment of the Company. Provisions governing the effect upon options of a merger, consolidation or other reorganization of the Company are also included in the 1996 Stock Option Plan.

FEDERAL INCOME TAX EFFECTS

     The 1996 Stock Option Plan is not qualified under the provisions of Section 401(a) of the Code, nor is it subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     NONQUALIFIED STOCK OPTIONS. On exercise of a nonqualified stock option granted under the 1996 Stock Option Plan, an optionee (other than an officer or director of the Company) will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the option of the shares of Common Stock acquired on exercise over the exercise price. That income will be subject to the withholding of Federal income tax. The optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and his holding period for those shares will begin on that date.

     An officer or director of the Company or any other person to whom the short-swing profit recovery provisions of section 16(b) of the Exchange Act apply in connection with an option under the 1996 Stock Option Plan (a 'Reporting Person') generally will not recognize ordinary income until the earlier of the expiration of the six month period after the exercise of an option and the first day on which a sale at a profit of shares acquired on exercise of the option would not subject the Reporting Person to suit under section 16(b) of the Exchange Act. The amount of ordinary income will equal the excess, if any, of the fair market value of the shares on the date the income is recognized over the exercise price of the option. A Reporting Person, however, is entitled under section 83(b) of the Code to elect to recognize ordinary income on the date of exercise of the option, in which case the amount of income will be equal to the excess, if any, of the fair market value of the shares on that date over the exercise price of the option. A section 83(b) election must be made within 30 days after exercising an option.

     If an optionee pays for shares of Common Stock on exercise of an option by delivering shares of the Company's Common Stock, the optionee will not recognize gain or loss on the shares delivered, even if their fair market value at the time of exercise differs from the optionee's tax basis in them. The optionee, however, otherwise will be taxed on the exercise of the option in the manner described above as if he had paid the exercise price in cash. If a separate identifiable stock certificate is issued for that number of shares equal to the number of shares delivered on exercise of the option, the optionee's tax basis in the shares represented by that certificate will be equal to his tax basis in the shares delivered, and his holding period for those shares will include his holding period for the shares delivered. The optionee's tax basis and holding period for the additional shares received on exercise of the option will be the same as if the optionee had exercised the option solely in exchange for cash.

     The Company will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income taxable to the optionee, provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

     INCENTIVE STOCK OPTIONS. The 1996 Stock Option Plan provides for the grant of stock options that qualify as 'incentive stock options' as defined in section 422 of the Code to employees of the Company or its subsidiaries. Under the Code, an optionee generally is not subject to tax upon the grant or exercise of an incentive stock option. In addition, if the optionee holds a share received on exercise of an incentive stock option for at least two years from the date the option was granted and at least one year from the date the option was exercised (the 'Required Holding Period'), the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

     If, however, an optionee disposes of a share acquired on exercise of an incentive stock option before the end of the Required Holding Period (a 'Disqualifying Disposition'), the optionee generally will recognize ordinary income in the year of the Disqualifying Disposition equal to the excess, if any, of the fair market value of the share on the date the incentive stock option was exercised over the exercise price. If, however, the Disqualifying Disposition is a sale or exchange on which a loss, if realized, would be recognized for Federal income tax purposes, and if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income the optionee recognizes will not exceed the gain, if any, realized on the sale. If the amount realized on a Disqualifying Disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

     An optionee who exercises an incentive stock option by delivering shares of Common Stock acquired previously pursuant to the exercise of an incentive stock option before the expiration of the Required Holding Period for those shares is treated as making a Disqualifying Disposition of those shares. This rule prevents 'pyramiding' the exercise of an incentive stock option (that is, exercising an incentive stock option for one share and using that share, and others so acquired, to exercise successive incentive stock options) without the imposition of current income tax.

     For purposes of the alternative minimum tax, the amount by which the fair market value of a share of Common Stock acquired on exercise of an incentive stock option exceeds the exercise price of that option generally will be an item of adjustment included in the optionee's alternative minimum taxable income for the year in which the option is exercised. If, however, there is a Disqualifying Disposition of the share in the year in which the option is exercised, there will be no item of adjustment with respect to that share. If there is a Disqualifying Disposition in a later year, no income with respect to the Disqualifying Disposition is included in the optionee's alternative minimum taxable income for that year. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an incentive stock option is increased by the amount of the item of adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

     IMPORTANCE OF CONSULTING TAX ADVISER. The information set forth above is a summary only and does not purport to be complete. In addition, the information is based upon current federal income tax rules and therefore is subject to change when those rules change. Moreover, because the tax consequences to any optionee may depend on his or her particular situation, each optionee should consult his or her tax adviser as to the Federal, state, local and other tax consequences of the grant of exercise of an option or the disposition of Common Stock acquired on exercise of an option.

     The table below indicates, as of April 8, 1996, certain information about options that have been granted under the 1996 Stock Option Plan to the persons and groups indicated. The options were granted at an exercise price of $5.125 per share.

                                                                              NUMBER OF            VALUE OF
                             OPTION GRANTEES                                OPTIONS GRANTED    OPTIONS OUTSTANDING(1)
                             ---------------                                ---------------    ----------------------
Gerald Nathanson, Chief Executive Officer................................       400,000        $          0

All current executive officers as a group (1 person).....................       400,000                   0

All current directors who are not executive officers
  as a group (4 persons).................................................             0                   0

All employees as a group, other than executive officres
  (0 persons)............................................................             0                   0

- ------------------------
(1) For purposes of this table, the value of each option equals the amount, if any, by which the closing market price of a share of Common Stock on April 8, 1996 exceeds the option's exercise price. The closing sale price for the Company's common stock as reported on the NYSE on April 8, 1996 was $4.75.

AMENDMENTS

     The 1996 Stock Option Plan will expire on December 31, 2006, and any option outstanding on such date will remain outstanding until it has either expired or has been exercised. The Committee may amend, suspend or terminate the 1996 Stock Option Plan at any time, provided that such amendment may not adversely affect the rights of an optionee under an outstanding option without the affected optionee's written consent. In addition, the Committee may not amend the 1996 Stock Option Plan to (a) without first obtaining shareholder approval, increase the number of shares of Common Stock reserved for issuance or change the class of persons eligible to receive options, (b) permit the granting of options that expire beyond the maximum 10-year period, or (c) extend the termination date of the 1996 Stock Option Plan.

VOTE REQUIRED AND RECOMMENDATION

     The Board of Directors approved the 1996 Stock Option Plan and is recommending its ratification by the shareholders because it believes that the 1996 Stock Option Plan as proposed is in the Company's best interest.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has recommended the firm of Deloitte & Touche LLP as the independent auditors of the Company for the current fiscal year. Although the appointment of Deloitte & Touche LLP as the independent auditor of the Company does not require ratification by the Company's shareholders, the Board of Directors considers it appropriate to obtain such ratification. Accordingly, the vote of the Company's shareholders on this matter is advisory in nature and has no effect upon the Board of Directors' appointment of an independent auditor, and the Board of Directors may change the Company's auditor at any time without the approval or consent of the shareholders. The Board proposes and unanimously recommends that the shareholders ratify the selection of Deloitte & Touche LLP by adopting the following resolution:

      RESOLVED, that the appointment by the Board of Directors of this Company of Deloitte & Touche LLP as the independent auditors of this Company for the current fiscal year be, and such appointment hereby is, ratified, confirmed and approved.

     If the shareholders do not ratify the selection of Deloitte & Touche LLP by the affirmative vote of the holders of a plurality of votes cast by the shares of Common Stock and Class B Stock represented in person or by proxy at the Meeting, and voting together as a class, the selection of another independent auditor will be considered by the Board of Directors.

     On December 11, 1995, the Company dismissed the accounting firm of KPMG Peat Marwick LLP independent accountants for the Company for the fiscal year ended February 3, 1996 and engaged the accounting firm of Deloitte & Touche LLP. The accountants' reports on the financial statements during the past two fiscal years preceding the dismissal of KPMG Peat Marwick LLP did not contain an adverse opinion or a disclaimer of opinion, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Board of Directors. In connection with the audit for the most recent two fiscal years and the subsequent interim period preceding the dismissal of KPMG Peat Marwick LLP, there have been no disagreements with KPMG Peat Marwick LLP on any matter of accounting principles or practices, financial statements disclosure, or accounting scope or procedure. In addition, no reportable events, as defined in Item 304(a) (iv) or (v) of Regulation S-K of the Securities and Exchange Act, occurred during such period.

     Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

     Any proposal by a shareholder intended to be presented at the 1997 Annual Meeting of Shareholders must be received by the Company no later than January 3, 1997, for inclusion in the Company's proxy statement and form of proxy relating to such meeting.
                                 OTHER MATTERS

     The Board of Directors knows of no other matters to be presented at the Meeting. Should any unanticipated business properly come before the Meeting, however, it is intended that the holders of proxies solicited hereby will vote thereon at their discretion.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain officers and employees of the Company may solicit proxies in person or by telephone without compensation. Brokers, banks and other custodians or fiduciaries holding shares in the names of the nominees will be requested to forward copies of the proxy soliciting materials to the beneficial owners of the shares and the Company will reimburse them for expenses incurred in doing so. To assist the Company in obtaining proxies from such brokers, banks and other custodians or fiduciaries, the Company has engaged Corporate Investors Communications, Inc. for a fee of $5,000 plus out-of-pocket expenses.

     The Company's Annual Report to its shareholders is being mailed with this proxy statement; however, the Annual Report does not form a part of this proxy statement or the Company's solicitation of proxies.

     The above notice and proxy statement are sent by order of the Board of Directors.

                                          NANCY LURIA-COHEN
                                          SECRETARY

Miami Lakes, Florida
May 3, 1996

                                                                      APPENDIX A
                            ------------------------
                              L. LURIA & SON, INC.
                             1996 STOCK OPTION PLAN
                            ------------------------

     1. PURPOSE. The purpose of this Plan is to advance the interests of L. Luria & Son, Inc., a Florida corporation (the 'Company'), and its subsidiaries by providing an additional incentive to attract and retain qualified and competent persons who are key to the Company (as hereinafter defined), including key employees, Officers and Employee Directors, and upon whose efforts and judgment the success of the Company is largely dependent, through the encouragement of stock ownership in the Company by such persons.

     2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

      (a) 'Board' shall mean the Board of Directors of the Company.

      (b) 'Code' shall mean the Internal Revenue Code of 1986, as amended.

      (c) 'Committee' shall mean the stock option committee appointed by the Board pursuant to Section 13 hereof or, if not appointed, the Board.

      (d) 'Common Stock' shall mean the Company's Common Stock, par value $0.01 per share.

      (e) 'Company' shall refer to L. Luria & Son, Inc., a Florida corporation.

      (f) 'Director' shall mean a member of the Board.

      (g) 'Disinterested Person' shall mean a Director who is not, during the one year prior to his or her service as an administrator of this Plan, or during such service, granted or awarded equity securities pursuant to this Plan or any other plan of the Company or any of its affiliates, except that:

        (i) participation in a formula plan meeting the conditions in paragraph
     (c)(2)(ii) of Rule 16b-3 promulgated under the Securities Exchange Act shall not disqualify a Director from being a Disinterested Person;

        (ii) participation in an ongoing securities acquisition plan meeting the conditions in paragraph (d)(2)(i) of Rule 16b-3 promulgated under the Securities Exchange Act shall not disqualify a Director from being a Disinterested Person; and

        (iii) an election to receive an annual retainer fee in either cash or an equivalent amount of securities, or partly in cash and partly in securities, shall not disqualify a Director from being a Disinterested Person.

      (h) 'Employee Director' shall mean a member of the Board who is also an employee of the Company or a Subsidiary.

      (i) 'Fair Market Value' of a Share on any date of reference shall be the 'Closing Price' (as defined below) of the Common Stock on the business day immediately preceding such date, unless the Committee in its sole discretion shall determine otherwise in a fair and uniform manner. For the purpose of determining Fair Market Value, the 'Closing Price' of the Common Stock on any business day shall be (i) if the Common Stock is listed or admitted for trading on any United States national securities exchange, or if actual transactions are otherwise reported on a consolidated transaction reporting system, the last reported sale price of Common Stock on such exchange or reporting system, as reported in any newspaper of general circulation, (ii) if the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System ('NASDAQ'), or any similar system of automated dissemination of quotations of securities prices in common use, the last reported sale price of Common Stock for such day on such system, or (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Common Stock on at least five of the ten preceding days.

      (j) 'Incentive Stock Option' shall mean an incentive stock option as defined in Section 422 of the Code.

      (k) 'Non-Statutory Stock Option' shall mean an Option which is not an Incentive Stock Option.

      (l) 'Officer' shall mean the Company's chief executive officer, president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of Subsidiaries shall be deemed Officers of the Company if they perform such policy-making functions for the Company. As used in this paragraph, the phrase 'policy-making function' does not include policy-making functions that are not significant. Unless specified otherwise in a resolution by the Board, an 'executive officer' pursuant to Item 401(b) of Regulation S-K (17 C.F.R. section 229.401(b) ) shall be only such person designated as an 'Officer' pursuant to the foregoing provisions of this paragraph.

      (m) 'Option' (when capitalized) shall mean any option granted under this Plan.

      (n) 'Optionee' shall mean a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

      (o) 'Plan' shall mean this Stock Option Plan for the Company.

      (p) 'Securities Exchange Act' shall mean the Securities Exchange Act of 1934, as amended.

      (q) 'Share(s)' shall mean a share or shares of the Common Stock.

      (r) 'Subsidiary' shall mean any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     3. SHARES AND OPTIONS. The Company may grant to Optionees from time to time Options to purchase an aggregate of up to 500,000 Shares from authorized and unissued Shares. If any Option granted under the Plan shall terminate, expire, or be canceled or surrendered as to any Shares, new Options may thereafter be granted covering such Shares. Subject to the provisions of Section 14 hereof, an Option granted hereunder shall be either an Incentive Stock Option or a Non-Statutory Stock Option as determined by the Committee at the time of grant of such Option and shall clearly state whether it is an Incentive Stock Option or Non-Statutory Stock Option. All Incentive Stock Options shall be granted within 10 years from the effective date of this Plan.

     4. DOLLAR LIMITATION. Options otherwise qualifying as Incentive Stock Options hereunder will not be treated as Incentive Stock Options to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the Shares, with respect to which Options meeting the requirements of Code Section 422(b) are exercisable for the first time by any individual during any calendar year (under all plans of the Company and any Subsidiary), exceeds $100,000.

     5. CONDITIONS FOR GRANT OF OPTIONS.

      (a) Each Option shall be evidenced by an option agreement that may contain any term deemed necessary or desirable by the Committee, provided such terms are not inconsistent with this Plan or any applicable law. Optionees shall be those persons selected by the Committee from the class of all regular employees of the Company or its Subsidiaries, including Employee Directors and Officers who are regular employees of the Company. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of such waiver.

      (b) In granting Options to employees of the Company or its Subsidiaries, the Committee shall take into consideration the contribution the person has made to the success of the Company or its Subsidiaries and such other factors as the Committee shall determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options to employees of the Company or its Subsidiaries under the Plan prescribe such other terms and conditions concerning such Options as it deems appropriate, including, without limitation, (i) prescribing the date or dates on which the Option becomes exercisable, (ii) providing that the Option rights accrue or become exercisable in installments over a period of years, or upon the attainment of stated goals or both, or (iii) relating an Option to the continued employment of the Optionee for a specified period of time, provided that such terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

      (c) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries.

Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to employment or continuance of employment by the Company or its Subsidiaries.

      (d) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, Options may not be granted to an Officer or Employee Director unless the grant of such Options is authorized by, and all of the terms of such Options are determined by, a Committee that is appointed in accordance with Section 13 of this Plan and all of whose members are Disinterested Persons.

      (e) Notwithstanding any other provision of this Plan, and in addition to any other requirements of this Plan, the aggregate number of Options granted to any one Director, Officer or employee may not exceed 500,000.

     6. OPTION PRICE. The option price per Share of any Option shall be any price determined by the Committee but shall not be less than the par value per Share; provided, however, that in no event shall the option price per Share of any Incentive Stock Option be less than the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

     7. EXERCISE OF OPTIONS. An Option shall be deemed exercised when (i) the Company has received written notice of such exercise in accordance with the terms of the Option, (ii) full payment of the aggregate option price of the Shares as to which the Option is exercised has been made, and (iii) arrangements that are satisfactory to the Committee in its sole discretion have been made for the Optionee's payment to the Company of the amount that is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable Federal or state tax withholding requirements. Unless further limited by the Committee in any Option, the option price of any Shares purchased shall be paid in cash, by certified or official bank check, by money order, with Shares or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. The Company in its sole discretion may, on an individual basis or pursuant to a general program established in connection with this Plan, lend money to an Optionee, guarantee a loan to an Optionee, or otherwise assist an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder or to pay any tax liability of the Optionee attributable to such exercise. If the exercise price is paid in whole or part with Optionee's promissory note, such note shall (i) provide for full recourse to the maker, (ii) be collateralized by the pledge of the Shares that the Optionee purchases upon exercise of such Option, (iii) bear interest at the prime rate of the Company's principal lender, and (iv) contain such other terms as the Board in its sole discretion shall reasonably require. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless and until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of this Plan. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as expressly provided in Section 10 hereof.

     8. EXERCISABILITY OF OPTIONS. Any Option shall become exercisable in such amounts, at such intervals and upon such terms as the Committee shall provide in such Option, except as otherwise provided in this Section 8.

      (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event shall an Option be exercisable after the expiration of 10 years from the date of grant of the Option.

      (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

        (i) if there occurs any transaction (which shall include a series of transactions occurring within 60 days or occurring pursuant to a plan), that has the result that shareholders of the Company immediately before such transaction cease to own at least 51 percent of the voting stock of the Company or of any entity that results from the participation of the Company in a reorganization, consolidation, merger, liquidation or any other form of corporate transaction;

        (ii) if the shareholders of the Company shall approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

        (iii) if the shareholders of the Company shall approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless such plan is subsequently abandoned).

      (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised and may accelerate the vesting of any Shares subject to any Option or previously acquired by the exercise of any Option.

     9. TERMINATION OF OPTION PERIOD.

      (a) The unexercised portion of any Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

        (i) three months after the date on which the Optionee's employment is terminated for any reason other than by reason of (A) Cause, which, solely for purposes of this Plan, shall mean the termination of the Optionee's employment by reason of the Optionee's wilful misconduct or negligence, (B) a mental or physical disability as determined by a medical doctor satisfactory to the Committee, or (C) death;

        (ii) immediately upon the termination of the Optionee's employment for Cause;

        (iii) one year after the date on which the Optionee's employment is terminated by reason of a mental or physical disability (within the meaning of Code Section 22(e) ) as determined by a medical doctor satisfactory to the Committee; or

        (iv) (A) twelve months after the date of termination of the Optionee's employment by reason of death of the employee, or (B) three months after the date on which the Optionee shall die if such death shall occur during the one year period specified in Subsection 9(a)(iii) hereof.

      (b) The Committee in its sole discretion may by giving written notice ('cancellation notice') cancel, effective upon the date of the consummation of any corporate transaction described in Subsections 8(b)(ii) or (iii) hereof, any Option that remains unexercised on such date. Such cancellation notice shall be given a reasonable period of time prior to the proposed date of such cancellation and may be given either before or after approval of such corporate transaction.

     10. ADJUSTMENT OF SHARES.

      (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then and in such event:

        (i) appropriate adjustment shall be made in the maximum number of Shares available for grant under the Plan, so that the same percentage of the Company's issued and outstanding Shares shall continue to be subject to being so optioned; and

        (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share thereof then subject to any outstanding Option, so that the same percentage of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

      (b) Subject to the specific terms of any Option, the Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, such adjustments become appropriate by reason of a corporate transaction described in Subsections 8(b)(ii) or (iii) hereof.

      (c) Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

      (d) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Options; (iv) the dissolution or liquidation of the Company; (v) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

     11. TRANSFERABILITY OF OPTIONS. Each Option shall provide that such Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

     12. ISSUANCE OF SHARES. As a condition of any sale or issuance of Shares upon exercise of any Option, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation including, but not limited to, the following:

        (i) a representation and warranty by the Optionee to the Company, at the time any Option is exercised, that he is acquiring the Shares to be issued to him for investment and not with a view to, or for sale in connection with, the distribution of any such Shares; and

        (ii) a representation, warranty and/or agreement to be bound by any legends that are, in the opinion of the Committee, necessary or appropriate to comply with the provisions of any securities law deemed by the Committee to be applicable to the issuance of the Shares and are endorsed upon the Share certificates.

     13. ADMINISTRATION OF THE PLAN.

      (a) The Plan shall be administered by the Committee, which shall consist of not less than two Directors, each of whom shall be Disinterested Persons to the extent required by Section 5(d) hereof. The Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.

      (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The Committee's determinations and its interpretation and construction of any provision of the Plan shall be final and conclusive.

      (c) Any and all decisions or determinations of the Committee shall be made either (i) by a majority vote of the members of the Committee at a meeting or
(ii) without a meeting by the unanimous written approval of the members of the Committee.

     14. INCENTIVE OPTIONS FOR 10% SHAREHOLDERS. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option shall not be granted to any person owning directly or indirectly (through attribution under Section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its subsidiary defined in Section 424 of the Code] at the date of grant) unless the option price of such Option is at least 110% of the Fair Market Value of the Shares subject to such Option on the date the Option is granted, and such Option by its terms is not exercisable after the expiration of five years from the date such Option is granted.

     15. INTERPRETATION.

      (a) The Plan shall be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under section 422 of the Code. If any provision of the Plan should be held invalid for the granting of Incentive Stock Options or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan.

      (b) This Plan shall be governed by the laws of the State of Florida.

      (c) Headings contained in this Plan are for convenience only and shall in no manner be construed as part of this Plan.

      (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

     16. AMENDMENT AND DISCONTINUATION OF THE PLAN. Either the Board or the Committee may from time to time amend the Plan or any Option; provided, however, that, except to the extent provided in Section 10, no such amendment may, without approval by the shareholders of the Company, (i) materially increase the benefits accruing to participants under the Plan, (ii) materially increase the number of securities which may be issued under the Plan, (iii) materially modify the requirements as to eligibility for participation in the Plan, or (iv) extend the termination date of the Plan as set forth in Section 17; and provided further, that, except to the extent provided in Section 9, no amendment or suspension of the Plan or any Option issued hereunder shall substantially impair any Option previously granted to any Optionee without the consent of such Optionee.

     17. EFFECTIVE DATE AND TERMINATION DATE. The Plan shall be effective on the date this Plan is adopted by the Board and shall terminate on December 31, 2006.

COMMON STOCK PROXY
                              L. LURIA & SON, INC.
               5770 MIAMI LAKES DRIVE, MIAMI LAKES, FLORIDA 33014
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of shares of Common Stock of L. LURIA & SON, INC., a Florida corporation (the 'Company'), hereby appoints LEONARD LURIA and PETER LURIA, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution to such proxy and substitute, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Wimbledon Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, at 9:00 A.M., local time, June 6, 1996, and at all adjournments thereof with authority to vote said Common Stock on the matters set forth below:

    The shares of Common Stock represented by this Proxy will be voted in the manner directed herein by the undersigned shareholder, who shall be entitled to one vote for each share of Common Stock held. Except with regard to voting separately as a class on the election of a director, shares of Common Stock will vote together with shares of Class B Stock as a single class. If no direction is made, this Proxy will be voted for each item listed below.

    The Board of Directors recommends a vote FOR each proposal.

1. Ratification of the Company's 1996 Stock Option Plan.

                         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

2. Ratification of appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the current fiscal year.

                         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. In their discretion, upon such other business as may be properly brought before the meeting and each adjournment thereof.

                               (see reverse side)

                              L. LURIA & SON, INC.

THIS PROXY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS MENTIONED.

                                            Dated: _______________________, 1996

                                            ___________________________________
                                                        (Signature)

                                            ___________________________________
                                                        (Signature)

                                            PLEASE SIGN YOUR NAME EXACTLY AS IT
                                            APPEARS ON THE LEFT. EXECUTORS,
                                            ADMINISTRATORS, TRUSTEES, GUARDIANS,
                                            ATTORNEYS AND AGENTS SHOULD GIVE
                                            THEIR FULL TITLES AND SUBMIT
                                            EVIDENCE OF APPOINTMENT UNLESS
                                            PREVIOUSLY FURNISHED TO THE COMPANY
                                            OR ITS TRANSFER AGENT. ALL JOINT
                                            OWNERS SHOULD SIGN.

                                            PLEASE MARK, DATE, SIGN AND RETURN
                                            USING THE ENCLOSED ENVELOPE.
                                            YOUR PROMPT ATTENTION WILL BE
                                            APPRECIATED.

CLASS B STOCK PROXY
                              L. LURIA & SON, INC.
               5770 MIAMI LAKES DRIVE, MIAMI LAKES, FLORIDA 33014
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of Class B Stock of L. LURIA & SON, INC., a Florida corporation (the 'Company'), hereby appoints LEONARD LURIA and PETER LURIA, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution to such proxy and substitute, to vote all shares of Class B Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Wimbledon Room, Don Shula's Hotel, Main Street, Miami Lakes, Florida 33014, at 9:00 A.M., local time, June 6, 1996, and at all adjournments thereof with authority to vote said Class B Stock on the matters set forth below:

    The shares of Class B Stock represented by this Proxy will be voted in the manner directed herein by the undersigned shareholder, who shall be entitled to ten votes for each share of Class B Stock held. Except with regard to voting separately as a class on the election of directors, shares of Common Stock will vote together with shares of Class B Stock without regard to class. If no direction is made, this Proxy will be voted for each item listed below.

    The Board of Directors recommends a vote FOR each proposal.

1.ELECTION OF DIRECTOR. Election of Leonard Luria and Edwin Marks as Directors representing holders of Class B Stock, by holders of Class B Stock voting as a class.

  [ ] FOR all nominees listed above (except as marked to the contrary below)

  OR [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

  (Instructions: to withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

  ------------------------------------------------------------------------------

2. Ratification of the Company's 1996 Stock Option Plan.

                         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

3. Ratification of appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the current fiscal year.

                         [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

4. In their discretion, upon such other business as may be properly brought before the meeting and each adjournment thereof.

                               (see reverse side)

                              L. LURIA & SON, INC.

THIS PROXY WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE MATTERS MENTIONED.

                                            Dated: _______________________, 1996

                                            ___________________________________
                                                        (Signature)

                                            ___________________________________
                                                        (Signature)

                                            PLEASE SIGN YOUR NAME EXACTLY AS IT
                                            APPEARS ON THE LEFT. EXECUTORS,
                                            ADMINISTRATORS, TRUSTEES, GUARDIANS,
                                            ATTORNEYS AND AGENTS SHOULD GIVE
                                            THEIR FULL TITLES AND SUBMIT
                                            EVIDENCE OF APPOINTMENT UNLESS
                                            PREVIOUSLY FURNISHED TO THE COMPANY
                                            OR ITS TRANSFER AGENT. ALL JOINT
                                            OWNERS SHOULD SIGN.

                                            PLEASE MARK, DATE, SIGN AND RETURN
                                            USING THE ENCLOSED ENVELOPE.
                                            YOUR PROMPT ATTENTION WILL BE
                                            APPRECIATED.